VioQuest Pharmaceuticals Announces
Second Quarter 2008 Financial Results and Corporate Highlights

BASKING RIDGE, N.J., August 19, 2008 - VioQuest Pharmaceuticals, Inc. (OTCBB: VOQP) today reported its financial results for the three- and six-month periods ended June 30, 2008, and provided an update on recent corporate activities.

For the three-month period ended June 30, 2008, operating expenses decreased to $1.0 million as compared to $2.1 million for the same period of 2007. The Company’s net loss applicable to common stockholders was $1.8 million for the three-month period ended June 30, 2008, or $0.38 per basic and diluted share, versus a net loss of $2.5 million, or $0.65 per basic and diluted share, for the same period of 2007.

For the six-month period ended June 30, 2008, operating expenses decreased to $2.7 million as compared to $4.4 million for the same period of 2007. The Company’s net loss applicable to common stockholders was $4.9 million for the six-month period ended June 30, 2008, or $1.00 per basic and diluted share, versus a net loss applicable to common stockholders of $5.0 million, or $1.08 per basic and diluted share, for the same period of 2007. The 2008 net loss figures above include the impact of a $708,000 non-cash charge related to a beneficial conversion feature embedded in the 2008 preferred stock financing transactions.

Recent corporate highlights

•
Completion of a private placement across two transactions in March and April 2008 raising an aggregate of approximately $3 million in gross proceeds through the sale of units consisting of shares of the Company’s Series A Convertible Preferred Stock and warrants to purchase shares of its Common Stock, pursuant to a series of subscription agreements with selected accredited investors.

•
Presentation of updated data from a Phase 1 dose escalation study evaluating Lenocta™ (sodium stibogluconate) in combination with interferon-alpha-2b in patients with various advanced solid tumors. Results were presented at the 44th American Society of Clinical Oncology (ASCO) Annual Meeting.

•
Submission on July 1, 2008 of a 510(k) application to the FDA seeking marketing clearance for Xyfid™ (1% uracil topical), a novel skin preparation intended to relieve and to manage the burning and itching associated with various dermatoses including atopic dermatitis, irritant contact dermatitis, radiation dermatitis and other dry skin conditions, by maintaining a moist wound and skin environment.

•
Appointment of Christopher P. Schnittker, CPA as Vice President and Chief Financial Officer on July 21, 2009. Mr. Schnittker brings to VioQuest extensive experience in financial management for both public and privately held biotechnology and pharmaceutical companies.

•
Selection of VioQuest’s novel Akt inhibitor VQD-002 (triciribine phosphate monohydrate, or TCN-P) as one of the top 10 most promising development stage oncology projects for strategic partnering. This designation was made by an independent committee assembled by Windhover Information in July 2008.

Michael D. Becker, VioQuest Pharmaceuticals’ President and Chief Executive Officer, commented, “We are especially pleased that we have made significant progress in many critically important areas of our business while simultaneously conserving capital and minimizing expenses. As a result of this progress, VioQuest is positioned to continue a full range of business development activities moving forward. We are also now an even more attractive candidate for collaboration to advance our promising products to commercialization.”

Financial results for the three-month period ended June 30, 2008

Research and development expenses

For the three-month period ended June 30, 2008, research and development expenses decreased to $473,000 compared to $951,000 for the same period in 2007. The decrease in R&D expenses was primarily attributable to $300,000 in nonrecurring licensing fees incurred during the first quarter of 2007 to acquire the worldwide license to Xyfid. In addition, there was a reduction in clinical research costs, offset by increased labor costs and regulatory and legal fees related to our oncology drug candidates.

General and administrative expenses

For the three-month period ended June 30, 2008, general and administrative expenses decreased to $555,000 compared to $1.2 million for the same period in 2007. The decrease in G&A expenses was primarily attributable to headcount reductions.

Interest expense, net

Interest expense (net of interest income) for the three-month period ended June 30, 2008 was $103,000 compared to interest income (net of interest expense) for the same period of 2007 of $6,000. Interest expense for the three-month period ended June 30, 2008 included expenses recorded for dividends payable on mandatorily redeemable convertible preferred stock of $107,000, which was offset by interest income earned on cash and cash equivalents of $4,000.

Financial results for the six-month period ended June 30, 2008

Research and development expenses

For the six-month period ended June 30, 2008, research and development expenses decreased to $1.5 million compared to $2.3 million for the same period in 2007. The decrease in R&D expenses was primarily attributable to $300,000 in nonrecurring licensing fees incurred during the first quarter of 2007 to acquire the worldwide license to Xyfid. In addition, there was a reduction in clinical research costs, offset by increased labor costs and regulatory and legal fees related to our oncology drug candidates.

General and administrative expenses

For the six-month period ended June 30, 2008, general and administrative expenses decreased to $1.2 million compared to $2.1 million for the same period in 2007. The decrease in G&A expenses was primarily attributable to headcount reductions.

Interest expense, net

Interest expense (net of interest income) for the six-month period ended June 30, 2008 was $1.5 million compared to interest income (net of interest expense) for the same period of 2007 of $32,000. Interest expense for the six-month period ended June 30, 2008 was primarily composed of interest expenses recorded upon the extinguishment of senior convertible promissory notes of $1.4 million and dividends payable on mandatorily redeemable convertible preferred stock of $122,000, which was offset by interest income earned on cash and cash equivalents of $7,000.

Cash and cash equivalents

As of June 30, 2008, VioQuest Pharmaceuticals’ cash and cash equivalents were $814,000 compared to $695,000 as of December 31, 2007.

About VioQuest Pharmaceuticals

VioQuest Pharmaceuticals is a New Jersey-based biotechnology company dedicated to becoming a recognized leader in the successful development of novel drug therapies targeting both the molecular basis of cancer and side effects of treatment. VioQuest’s oncology portfolio includes: Xyfid™ (1% uracil topical) for the treatment of dry skin conditions and manage the burning and itching associated with various dermatoses; VQD-002 (triciribine phosphate monohydrate), a targeted inhibitor of Akt activation; and Lenocta™ (sodium stibogluconate), an inhibitor of certain protein tyrosine phosphatases such as SHP-1, SHP-2, and PTP1B.

Further information about VioQuest can be found at www.vioquestpharm.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause VioQuest's actual results and experiences to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These forward-looking statements concern the timing, progress and results of the clinical development, regulatory processes, potential clinical trial initiations of VioQuest’s product candidates, as well as our ability to complete strategic transactions. These statements are often, but not always, made through the use of words or phrases such as anticipates, expects, plans, believes, intends, and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. These statements are subject to various risks and uncertainties and include VioQuest’s immediate need for additional capital to cover its current obligations and future operating expenses and fund its clinical development programs, the possibility that the results of clinical trials will not support VioQuest's claims, the possibility that VioQuest's development efforts relating to its product candidates will not be successful, the inability to obtain regulatory approval of VioQuest's product candidates, VioQuest's reliance on third-party researchers to develop its product candidates, its lack of experience in developing and commercializing pharmaceutical products, and the possibility that its licenses to develop and commercialize its product candidates may be terminated. Additional risks are described in VioQuest's Annual Report on Form 10-KSB for the year ended December 31, 2007. VioQuest assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

VIOQUEST PHARMACEUTICALS
CONDENSED STATEMENTS OF OPERATIONS
(in thousands - except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June30,
	2008	2007	2008	2007
Operating expenses:
Research and development	$473	$951	$1,452	$2,320
General and administrative	555	1,192	1,245	2,106
Total operating expenses	1,028	2,143	2,697	4,426
Loss from operations	(1,028)	(2,143)	(2,697)	(4,426)
Interest income (expense), net	(103)	6	(1,515)	32
Loss from discontinued operations	-	(335)	-	(596)
Net loss	(1,131)	(2,472)	(4,212)	(4,990)
Beneficial conversion feature	(708)	-	(708)	-
Net loss applicable to
common stockholders	$(1,839)	$(2,472)	$(4,920)	$(4,990)
Basic and diluted net loss per share
applicable to common stockholders:
Continuing operations	$(0.38)	$(0.56)	$(1.00)	$(0.95)
Discontinued operations	-	(0.09)	-	(0.13)
Basic and diluted net loss per share
applicable to common stockholders	$(0.38)	$(0.65)	$(1.00)	$(1.08)
Basic and diluted weighted average
Common shares outstanding	4,905	3,817	4,905	4,606

VIOQUEST PHARMACEUTICALS
CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$814	$695
Prepaid expenses	269	189
Deferred financing costs	-	358
Other assets	94	116
Total assets	$1,177	$1,358
LIABILITIES, MANDATORILY REDEEMABLE
CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIENCY
Accounts payable	$2,171	$1,873
Accrued liabilities	522	1,039
Convertible notes	-	2,930
Total liabilities	2,693	5,842
Mandatorily redeemable convertible
preferred stock	4,155	-
Stockholders' deficiency	(5,671)	(4,484)
Total liabilities, mandatorily redeemable
convertible preferred stock and
stockholders' deficiency	$1,177	$1,358

Contact information:
For investors: Christopher Schnittker VP & Chief Financial Officer 908-382-6996 chris.schnittker@vioquestpharm.com	For media: Stephen Zoegall, Ph.D. Berry & Company 212-253-8881 szoegall@berrypr.com